Exhibit 4.1

Subscription Agreement for Shares of Common Stock

This Subscription Agreement is effective as of _____ 2022, by and between Growth Stalk Holdings Corp., an Oklahoma corporation (the “Corporation”) and _________________ (the “Subscriber”).

The Subscriber hereby subscribes for shares (the “Shares”) equal to $_____ USD of Common Stock, and the Corporation hereby agrees to issue the Share to the Subscriber, in exchange for the Subscriber’s Services as defined in the Subscriber’s Consulting Agreement with the Corporation , the value of which is agreed by the Corporation and the Subscriber.

The Subscriber affirms that the Shares so subscribed for will be taken by the Subscriber for the Subscriber’s own account as an investment and not with a view to the distribution thereof.

The Corporation and the Subscriber agree that the Company will issue the Share without registration under the Securities Act of 1933, as amended (the “Act”); therefore, the Share may not be resold or transferred by the Subscriber unless they are registered under the Act or unless an exemption from registration is available.

The resale of the Compensation Shares shall be subject to the terms and provisions of the Lock-Up/Leak-Out Agreement that is attached hereto as Exhibit B, and Subscriber shall execute and deliver the Lock-Up/Leak-Out Agreement as a condition to receipt of the Compensation Shares

In witness whereof this Subscription Agreement is entered into by the undersigned:

CORPORATION:		SUBSCRIBER:
Growth Stalk Holdings Corp

By:
Name:	Joseph Babiak.
Title:	CEO